As filed with the Securities and Exchange Commission on January 3, 2025

Registration Statement File No. 333-283535

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to
Form S-8
Registration Statement
(No. 333-283535)

UNDER
THE SECURITIES ACT OF 1933

REVELYST, INC.
(Exact name of registrant as specified in its charter)
Delaware	88-3763984
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

P.O. Box 1411 Providence, RI	02901
(Address of Principal Executive offices)	(Zip Code)
(763) 634-8945
(Registrant’s telephone number, including area code)

REVELYST, INC. STOCK INCENTIVE PLAN
REVELYST, INC. EMPLOYEE STOCK PURCHASE PLAN
(Full title of the plans)

Jung Choi
General Counsel and Corporate Secretary
Revelyst, Inc.
P.O. Box 1411
Providence, RI 02901
Telephone: (763) 634-8945

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert A. Kindler, Esq.
Nickolas Bogdanovich, Esq.
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
(212) 373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE
DEREGISTRATION OF SECURITIES

Revelyst, Inc., a Delaware corporation (the “Registrant”), is filing this Post-Effective Amendment (this “Post-Effective Amendment”) to the Registration Statement on Form S-8 (Registration File No. 333-283535) (the “Registration Statement”), which was filed with the U.S. Securities and Exchange Commission on November 29, 2024, pertaining to the registration of (i) 2,919,444 shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), under the Revelyst, Inc. Stock Incentive Plan and (ii) 1,000,000 shares of Common Stock under the Revelyst, Inc. Employee Stock Purchase Plan, to deregister any and all shares of Common Stock registered but unsold or otherwise unissued under the Registration Statement as of the date hereof.

On October 4, 2024, the Registrant entered into that certain Agreement and Plan of Merger with Vista Outdoor Inc., Olibre LLC (“SVP Parent”) and Cabin Ridge Inc., a wholly owned direct subsidiary of SVP Parent (“SVP Merger Sub”), pursuant to which SVP Merger Sub will merge with and into the Registrant with the Registrant surviving the merger as a wholly owned subsidiary of SVP Parent (the “Merger”). The Merger became effective on January 3, 2025.

In connection with the Merger, the Registrant has terminated any and all of the offerings of the Registrant’s securities pursuant to the Registration Statement. In accordance with the undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offerings, the Registrant hereby amends the Registration Statement and removes from registration any and all of the securities of the Registrant registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment, and hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Providence, State of Rhode Island, on January 3, 2025.

REVELYST, INC.

By:	/s/ Jung Choi
	Name:	Jung Choi
	Title:	General Counsel and Corporate Secretary

*	Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statement.